UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2021

GROM SOCIAL ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-55585	46-5542401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2060 NW Boca Raton Blvd. #6
Boca Raton, Florida 33431
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 287-5776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Labrys Fund Financing

On April 16, 2021 (the “Effective Date”), Grom Social Enterprises, Inc., a Florida corporation (the “Company”), entered into a securities purchase agreement (the “Labrys Purchase Agreement”) with Labrys Fund, LP, a Delaware limited partnership (“Labrys”), pursuant to which the Company issued to Labrys a convertible promissory note in the principal amount of $300,000 (the “Labrys Note”). In connection with the issuance of the Labys Note, Labrys was also issued a five-year warrant (the “Labrys Warrant”) to purchase up to an aggregate of 3,750,000 shares of the Company’s common stock (the “Labrys Warrant Shares”), at an exercise price of $0.06 per share. The net proceeds received by the Company were $266,000, after deducting an original issue discount in the amount of $30,000 and $4,000 to cover Labrys’s legal fees. The Company intends to use the net proceeds for working capital and general corporate purposes.

The Labrys Note has a principal balance of $300,000, and a stated maturity date of one year from the Effective Date. The Labrys Note bears interest at a rate of 12% per annum, which is payable when the Labrys Note becomes due, whether at maturity, or upon acceleration, or by prepayment, or otherwise, with the understanding that the first twelve months of interest (equal to $36,000) is guaranteed and deemed to be earned in full as of the date of issuance. In the event the Company fails to pay any amount when due under the Labrys Note, the interest rate will increase to the lesser of 16%, or the maximum amount permitted by law. Labrys may convert any amount due under the Labrys Note into shares of the Company’s common stock (the “Labrys Conversion Shares”) at a conversion price of $0.06 per share. Labrys may not convert any portion of the Labrys Note that would cause it, together with its affiliates, to beneficially own in excess of 4.99% of the Company’s common stock. The conversion price and number of shares of the Company’s common stock issuable upon conversion of the Labrys Note will be subject to adjustment from time to time in the event of any merger, consolidation, distribution of shares, or other dilutive issuances.

The Labrys Warrant provides for the purchase of up to 3,750,000 shares of the Company's common stock, an exercise price of $0.06 per share. The Labrys Warrant is exercisable for a term of five years from the Effective Date. Labrys may not exercise the Labrys Warrant with respect to any number of Labrys Warrant Shares that would cause it, together with its affiliates, to beneficially own in excess of 4.99% of the Company’s common stock. The Labrys Warrant may be exercised for cash, or, if the market price of the Company’s common stock is greater than the Labrys Warrant’s exercise price, the Labrys Warrant may be exercised on a cashless basis. The number of shares of common stock to be deliverable upon exercise of the Labrys Warrant is subject to adjustment for subdivision or consolidation of shares and other dilutive events, or in the event the Company effects a reorganization, reclassification, merger, consolidation, disposition of assets, or other fundamental transaction.

Pursuant to the Labrys Purchase Agreement, the Company agreed to give Labrys a right of first refusal to participate in any offer or sale of the Company’s equity or debt securities for as long as the Labrys Note is outstanding. In addition, the Company granted Labrys piggyback registration rights with respect to the Labrys Conversion Shares and the Labrys Warrant Shares. Also, the Company agreed that, while any of the Labrys Note, the Labrys Conversion Shares, the Labrys Warrants, or the Labrys Warrant Shares remain outstanding, it would not sell securities on more favorable terms than those provided to Labrys without adjusting Labrys’s securities to incorporate those more favorable terms. Further, the Company agreed that, while any amount remains unpaid under the Labrys Note, it would not enter into any subsequent variable rate transactions.

The foregoing descriptions of the Labrys Purchase Agreement, Labrys Note and Labrys Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, and are incorporated herein by reference.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated by reference in this Item 2.03.

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Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated herein by reference in this Item 3.02.

The Labrys Note and Labrys Warrant described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, and/or Rule 506(b) of Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is included in this Current Report:

Exhibit No.	Description
4.1	12% Convertible Promissory Note, dated April 16, 2021, issued to Labrys Fund, LP
4.2	Common Stock Purchase Warrant, dated April 16, 2021, issued to Labrys Fund, LP
10.1	Securities Purchase Agreement, dated April 16, 2021, between the Company and Labrys Fund, LP

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROM SOCIAL ENTERPRISES, INC.

Date: April 20, 2021	By:	/s/ Melvin Leiner
Melvin Leiner Executive Vice President and Chief Financial Officer

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